Exhibit 99.1

Protolabs Announces $50 Million Increase to Stock Repurchase Authorization

MAPLE PLAIN, MINN.—May 16, 2019—Protolabs (NYSE: PRLB) announced today that its Board of Directors has approved a $50 million increase in its authorized stock repurchase program and extended the expiration date to December 31, 2023. This authorization increases the stock repurchase program to $100 million. As of May 15, 2019, Protolabs had repurchased an aggregate dollar value of $34 million, resulting in $66 million remaining available to purchase common stock under the stock repurchase program.

Under this authorization, Protolabs is not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors.

Protolabs’ capital allocation strategy remains unchanged. Protolabs focuses on serving our customers by first expanding capacity to maintain world class lead times through investments in equipment and facilities. The company then looks to invest in research and development to expand the envelope of existing services and improve the ecommerce experience of its customers. Next, Protolabs looks for potential acquisition opportunities that further the company’s growth strategy. Finally, the company provides the return realized by these investments to its shareholders through opportunistic stock repurchases.

About Protolabs
Protolabs is the world’s fastest digital manufacturing source for rapid prototyping and on-demand production. The technology-enabled company produces custom parts and assemblies in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces development and production costs, and minimizes risk throughout the product life cycle. Visit protolabs.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:
Protolabs
Dan Schumacher, 763-479-7240
Director of Investor Relations
daniel.schumacher@protolabs.com

Media Contact:
Protolabs
Sarah Ekenberg, 763-479-7560
Marketing Manager, PR & Media
sarah.ekenberg@protolabs.com